Exhibit 5.1

[ Letterhead of Debevoise & Plimpton LLP ]

March 2, 2011

Westpac Banking Corporation

Westpac Place
275 Kent Street
Sydney, New South Wales 2000
Australia

Westpac Banking Corporation
Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as New York counsel to Westpac Banking Corporation (the “Bank”), a corporation incorporated in the Commonwealth of Australia (“Australia”) under the Corporations Act 2001 of Australia and registered in New South Wales, in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-3 (the “Registration Statement”), relating to the registration of an unspecified and indeterminate aggregate principal amount of retail medium-term notes of the Bank (the “Notes”) and the public offering, from time to time, of the Notes as part of the Bank’s retail medium-term note program. The Notes will be issued in one or more series, each of which may be comprised of one or more tranches, and will be issued pursuant to an Indenture, dated as of March 2, 2011 (the “Indenture”), between the Bank and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and a global master note in the form attached to the Indenture (the “Global Master Note”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Bank and such other instruments and certificates of public officials and officers and representatives of the Bank as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials and officers and representatives of the Bank and others delivered to us and the representations and warranties contained in or made pursuant to the selling agent agreement or any underwriting agreement (each of the selling agent agreement and any other underwriting agreement, an “underwriting agreement”) pursuant to which the Notes will be offered and sold and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.  In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture and to authenticate the Global Master Note , (vi) the due authorization, execution and delivery of the Indenture and the due authentication of the Global Master Note by the Trustee in accordance with the Indenture and (vii) the enforceability of the Indenture against the Trustee and (viii) the due authentication of the Notes of each series by the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

1.                                     When (i) the Global Master Note has been duly authorized, executed and delivered by the Bank in accordance with the Indenture, (ii) the terms of the Notes of a series have been duly authorized and approved by all necessary action of the Board of Directors of the Bank (the “Board of Directors”) or a duly authorized officer of the Bank pursuant to authority duly delegated by the Board of Directors of the Bank (an “Authorized Officer”), (iii) the terms of the Notes of a series have been duly established in accordance with the Indenture and so as not to violate any applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Bank and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank and (iv) the Notes of a series have been duly executed, authenticated, issued and delivered as contemplated by the Registration Statement and any supplement relating thereto and in accordance with the Indenture and any underwriting agreement relating to such issuance, against payment of the consideration fixed therefor by the Board of Directors or an Authorized Officer, the Notes of such series will be validly issued and will constitute valid and binding obligations of the Bank enforceable against the Bank in accordance with their terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy.  Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Indenture or the Notes of any series that purports to (i) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by applicable law, (ii) constitute a waiver of inconvenient forum or improper venue, (iii) relate to the subject matter jurisdiction of a court to adjudicate any controversy, (iv) grant a right to collect any amount that a court determines to constitute unearned interest, or post-judgment interest or a penalty or forfeiture, (v) maintain or impose any obligation to pay any amount in U.S. dollars, or specify any rate or method of exchange, where a final judgment concerning such obligation is rendered in another currency.  In addition, the enforceability of any provision in the Indenture or the Notes of any series to the effect that (x) the terms thereof may not be waived or modified except in writing, (y) the express terms thereof supersede any inconsistent course of dealing, performance or usage or (z) certain determinations made by one party shall have conclusive effect, may be limited under certain circumstances.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect, that in our experience are normally applicable to transactions of the type contemplated by the Indenture, the Global Master Note and the Notes without regard to the particular nature of the business conducted by the Bank.

We have relied upon the opinion, dated today and addressed to you, of Mallesons Stephen Jaques, the Bank’s Australian counsel, as to certain matters of Australian law, and all of the assumptions and qualifications set forth in such opinion are incorporated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of Securities” in the Prospectus forming a part thereof.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Debevoise & Plimpton LLP